SALEEN AUTOMOTIVE, INC.

2375 Wardlow Road

Corona, California 92882

March 1, 2017 (the “Effective Date”)

David Bergstein

SM Funding Group, Inc.

c/o Cyrano Group, Inc.

10866 Wilshire Blvd., Suite 500

Los Angeles, CA 90024

Re: Amendment to Binding Letter of Intent and 12% Senior Secured Convertible Note (the “Amendment”).

David:

Reference is made to (i) that certain 12.0% Senior Secured Convertible Note (the “Note”), dated December 2, 2015 as of October 12, 2015, in the original principal amount of up to $2,000,000, issued by Saleen Automotive, Inc. (“Saleen”) to SM Funding Group, Inc. (“SMF”), and (ii) the Binding Letter of Intent (the “LOI” and, together with the Note, the “SMF Financing Documents”), entered into on or about October 21, 2015, among SMF, Saleen, Steven Saleen and W-Net Funding I, L.P (“W-Net”) together referred to as the “Parties”.

An additional investment of $500,000 in Saleen will be made by SMF (or their nominees) pursuant to either advances under the Note or by the purchase of Saleen “Series A Preferred Shares”, the terms of which are attached hereto as Exhibit A (the “Series A Preferred Terms”). That Parties acknowledge that $215,000 of the $500,000 has already been received by Saleen and advanced by SMF pursuant to the Note. The balance of $285,000, which will be applied to acquire Series A Preferred Shares, must be wired by SMF to Saleen within 5 business day of the mutual execution of this Amendment. The Parties agree (evidenced by their signature below) to extend the Maturity Date under the Note to May 31, 2017.

The parties hereby further agree as follows:

1.	Saleen shall use its best efforts to file a Schedule 14C Information Statement (the “Information Statement”) with the Securities and Exchange Commission (“SEC”), no later than March 31, 2017 (the “Filing Date”), with respect to the approval by its shareholders of an increase in its authorized shares common stock, so that Saleen will have a sufficient number of authorized and unissued shares of Common Stock to enable it to issue shares of common stock constituting 60% of its fully-diluted outstanding shares of common stock and preferred shares, if any, after giving effect to such issuance (the “Recapitalization”). Saleen shall thereafter use its best efforts to effect the Recapitalization and a reverse stock split of its common stock (“Reverse Split”) as soon as practicable, but in any event not later than May 15, 2017 (the “Recap Date”). If the Information Statement has not been filed with the SEC by the Filing Date (other than as a result of the failure of SMF to comply with its obligations under Section 2 below) or the Reverse Split and Recapitalization are not effected as of the Recap Date, interest on the Note shall increase from 12% to 15% per annum, which shall thereafter be paid in accord with the terms of the Note. Attached hereto as Schedule I and a made a part hereof is a true and correct Capitalization Table given (i) as of this date and (ii) on a basis which fully reflects the Reverse Split and the Recapitalization.

2.	The amount owing to SMF, including accrued and unpaid interest is listed in Exhibit B (the “SMF Indebtedness”).

3.	The amount owing to W-Net and all other debt holders, including accrued and unpaid interest is listed in Exhibit C (the “Other Indebtedness”). Together the SMF Indebtedness and the Other Indebtedness are referred to as “Indebtedness.” Parties holding the Indebtedness are referred to as “Holders”.

4.	Promptly following the execution of this Amendment, SMF and W-Net shall each exchange a portion of their respective Indebtedness into a face amount of at least $600,000 of the Series A Preferred Shares (consistent with Schedule I), and (ii) vote such shares of preferred stock in favor of the Recapitalization.

5.	The Parties agree that any SMF Indebtedness actually exchanged for Series A Preferred shares will be exchanged on the basis on a dollar of Series A Preferred Shares for each dollar of SMF Indebtedness (the “SMF Exchange Rate”) and the Other Indebtedness will be exchanged on the basis of one dollar of Series A Preferred shares for each two dollars of Other Indebtedness (the “Other Indebtedness Exchange Rate”). In addition to the Series A Preferred Shares received by Holders as a result of an exchange, each Holder shall additionally receive the number of Saleen Common Shares (“Common Stock”) which are equal to 1 share of Common Stock for each 5 shares of Common Stock that the Series A Preferred shareholders are convertible into pursuant to the Conversion Rate (as that term is defined in Exhibit A.)

6.	Any of the SMF Indebtedness or the Other Indebtedness may be exchanged according to paragraph 5 above at any time at the election of the Holders, so long as there remains available Series A Preferred shares which are authorized pursuant to the terms reference in Exhibit A. Promptly following the compliance by Saleen of the requirements listed in paragraph 5(a) of Exhibit A, each of the Holders will convert no less than 80% of their respective Indebtedness into either the Series A Preferred shares, Series B Preferred shares (as defined below), or Common Stock (as the Parties may hereinafter agree). Notwithstanding the foregoing, the Holders will use their best efforts to convert all of their respective Indebtedness into one or more classes of Saleen Stock.

7.	All amounts owing to Cyrano Group Inc, up through and including February 28, 2017 as provided for under the heading of “Consulting” in the LOI shall be converted into Preferred A shares.

8.	Saleen agrees that it shall not authorize any other class of securities or issue any additional securities of existing classes without the approval of a majority of the Series A Preferred shareholders. Notwithstanding this, the Parties agree that within 30 days hereof, the Parties will explore and if necessary authorize a separate class of preferred shares (the “Series Preferred B”), the terms of which shall be agreed upon by the Parties, and which class is anticipated to accommodate the additional note exchanges (as described in Paragraphs 5 and 6 above) and as well additionally provide for shares that will be offered to further finance Saleen beyond the Series A Preferred class. The terms of the Series B Preferred class are anticipated to be similar to those of the Series A Preferred, except that the Mandatory Conversion requirements as defined in Paragraph 5(a) of Exhibit A will provide an additional 3 months of time prior to the time that Mandatory Conversion will be required.

9.	Notwithstanding anything contained in the Series A Preferred Terms, Saleen shall take all steps necessary to register the underlying common shares into which the Series A Preferred Shares are convertible into within 6 months of the Effective Date.

10.	The “Exclusivity Period” under the LOI shall continue from the date hereof until September 30, 2017. During such period, Saleen shall (i) conduct its operations in the ordinary course of business, (ii) use its best efforts to preserve the value of its business, assets and goodwill, (iii) enter into no related party transactions with any related party without the prior written consent of SMF which may be declined in its sole discretion, (iv) not conduct any discussions with Swift Maneuvers, LLC or any other third party with respect to a financing of Saleen, and (v) promptly shall refer all third parties interested in providing capital to Saleen to SMF. Except as may be indicated on Schedule II, since September 30, 2016 and the date of this letter there have been no (a) sales or other dispositions of assets outside of the ordinary course of business affairs, (b) liens, financing statements or other charges placed upon the assets or business of Saleen by any regulatory authority or other third party, and (c) no material commitments or undertakings outside of the ordinary course, whether or not reduced to writing.

11.	Between the Effective Date and 45 days following Saleen’s compliance with Paragraph 1 of this Amendment, SMF shall subscribe or cause third parties to subscribe to no less than $1.5 Million of the Series A Preferred Shares.

12.	In regards to the SMF Indebtedness, Saleen shall provide 3 Black Label Mustangs, or the equivalent to or as directed by SMF.

13.	Saleen shall execute the Cyrano engagement agreement, a copy of which is attached hereto as Exhibit D (the “Cyrano Agreement”) which shall provide, inter alia, that monthly consulting fees to Cyrano may, at Saleen’s option, be paid half in stock, and half in cash.

14.	Neither SMF nor Saleen waive any existing rights they may have under the SMF Financing Documents.

15.	Within five business days following the date hereof, Saleen shall cause Joseph Bianco to be appointed to its Board of Directors.

16.	Saleen shall take whatever steps are necessary to bring the “Parts” business back into Saleen by no later than July 1, 2017.

17.	The Parties agree to grant Cyrano Group, Inc. a warrant which provides that Cyrano shall be able to acquire 8% of Saleen’s Common Stock, on a fully diluted basis at any time prior to December 31, 2018, for the sum of $10,000. The Parties agree to grant Steve Saleen a warrant which provides that Steve Saleen shall be able to acquire 5% of Saleen’s Common Stock, on a fully diluted basis at any time prior to December 31, 2018, for the sum of $10,000. The Parties also agree to issue to JJ Bianco or his designee a warrant to acquire 2.5% of Saleen’s Common Stock on a fully diluted basis any time prior to December 31, 2018, for the sum of $4,000. Saleen shall draft the warrants, which shall be executed by the respective counterparties within 2 weeks of the Effective date.

18.	Attached hereto as Schedule 1 is a summary, on a fully diluted basis, of the capitalization of Saleen assuming

a.	The conversion of all SMF Indebtedness, including the 10% bonus shares identified in the LOI, including its exhibits.

b.	The conversion of all W-Net Indebtedness.

c.	The Cyrano Conversion.

d.	The Steve Saleen and JJ Bianco Warrants.

e.	The Cyrano Group Warrant.

f.	The sum of a total of $2.5 Million of Preferred A shares.

g.	Anticipated remaining public float.

19.	The parties shall cooperate in good faith to effect the transactions contemplated hereby in a timely manner.

20.	All prior agreements between Saleen and SMF, as amended hereby, are hereby affirmed and extended until the later of any date specified in such prior agreements and May 31, 2017.

Sincerely yours,

SALEEN AUTOMOTIVE, INC.

By:	/s/ Steve Saleen
Steve Saleen, Chief Executive Officer

AGREED & ACKNOWLEDGED
this 3rd day of March, 2017:

SM FUNDING GROUP, INC.

By:	/s/ David Bergstein
David Bergstein, Chief Executive Officer

W-NET FUND I, LP

By:	/s/ David Weiner
David Weiner, General Partner

Cyrano Group, Inc.

By:
David Bergstein, Chief Executive Officer

STEVE SALEEN, Individually

/s/ Steve Saleen

SCHEDULE I
Capitalization Table

SCHEDULE II
Material Changes

None

EXHIBIT A

Form of Certificate of Designation

[Attached]

EXHIBIT B

SMF Indebtedness

[Attached]

EXHIBIT C

Other Indebtedness

[Attached]

EXHIBIT D

Consulting Agreement

To Be Provided Post-Closing